SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                          Date of Report: June 28, 2000

                 (Date of earliest event reported: June 28, 2000)

                              TekInsight.com, Inc.

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              (Exact name of registrant as specified in its charter)


         Delaware                      1-11568                    95-4228470
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(State or other jurisdiction          (Commission               (IRS Employer
        of incorporation)             File Number)           Identification No.)


          5 Hanover Square                   New York, NY           10004
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 (Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code (212) 271-8511
                                                   --------------

                                       N/A
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         (Former name or former address, if changed since last report)


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Item 5.       Other Events.

On June 28, 2000, TekInsight.com, Inc. entered into a Second Amendment to the Agreement and Plan of Merger dated February 18, 2000 and amended April 4, 2000, among TekInsight.com, Inc., TekInsight Services, Inc. and Data Systems Network Corporation. The Second Amendment to the Agreement and Plan of Merger amends the merger agreement to provide that the merger agreement may be terminated by either Data Systems or TekInsight.com if, for any reason, the merger is not consummated by September 15, 2000 and that the merger agreement will automatically terminate on October 1, 2000 if the merger has not occurred by that date.

The Second Amendment also amends the conversion ratio of Data Sytems common stock into TekInsight Series A convertible preferred stock (the "Convertible Preferred Stock") as well as the conversion ratio of the Convertible Preferred Stock into TekInsight common stock, although the aggregate merger price to be delivered to Data Systems shareholders through the distribution of TekInsight Convertible Preferred Stock will remain the same. The number of shares of Convertible Preferred Stock each Data Systems shareholder will be entitled to will be determined by dividing the applicable Merger Price by the Market Price (the "Exchange Ratio"). The Exchange Ratio will be divided by a divisor determined on the basis of the closing bid price of TekInsight common stock as reported on The Nasdaq SmallCap Market for the trading date immediately preceding the closing. In the event the Closing bid price is $3.50 or less per share the divisor will be 2.5, if the closing bid price is greater than $3.50 but less than $4.50, the divisor will be 1.5; and if the closing bid price is greater then $4.50 per share, the divisor will be 1.0. The conversion formula for the conversion of Convertible Preferred Stock into common stock as set forth in the certificate of Designations, Preferences, and Relative, Participating Optional or Other Special rights of Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions was also amended by the Second Amendment to provide that upon conversion of the Convertible Preferred Stock into TekInsight common stock, the number of shares of Convertible Preferred Stock to be converted will be multiplied by the same divisor used to convert the common stock of Data Systems into the Convertible Preferred Stock. Multiplying the number of shares of Convertible Preferred Stock to be converted by the divisor will cause the holder of the Convertible Preferred Stock to receive a greater number of shares of TekInsight common stock than Convertible Preferred Stock (if the divisor is greater than 1.0) while still maintaining the same pro rata value had the conversions ratio of Data Systems common stock to Convertible Preferred Stock to TekInsight common stock been 1:1:1.

The Second Amendment recognizes that Steven Ross was elected as the Chief Executive Officer of TekInsight prior to the closing date. The Second Amendment states that Data Systems identifies Michael Grieves, Steven Ross and Walter J. Aspatore as its designees to the Board of Directors of TekInsight. Mr. Ross was previously appointed to TekInsight's board of directors on June 28, 2000.

A copy of the Second Amendment to the Agreement and Plan of Merger, dated as of June 28, 2000, is attached hereto as Exhibit 2.1.

Forward Looking Statements

This Report contains certain  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this Report are "forward looking statements" within the meaning

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of the Private  Securities  Litigation  Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, certain risks associated with the closing of the transaction described above, government regulation, and general economic and business conditions. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward looking statements contained herein should not be regarded as representations by TekInsight, Data Systems or any other person that the projected outcomes can or will be achieved.

In addition to the Registration Statement and the Joint Proxy Statement/Prospectus, TekInsight and Data Systems file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by TekInsight or Data Systems at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549 or at any of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. TekInsight's and Data Systems' filings with the SEC are also available to the public from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

Item 7.       Financial Statements and Exhibits.

              (c) Exhibits.

                  Exhibit 2.1 Second Amendment to the Agreement and Plan of Merger, dated June 28, 2000, among TekInsight.Com, Inc., TekInsight Services, Inc. and Data Systems Network Corporation.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:     August 18, 2000          TEKINSIGHT.COM, INC.


                                     By:  /s/ Arion Kalpaxis
                                         Arion Kalpaxis, Chief Operating Officer



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                               EXHIBIT INDEX

 Exhibit Number                         Exhibit Name

 2.1                                    Second  Amendment  to the  Agreement
                                        and Plan of Merger, dated June 28, 2000, among TekInsight.Com, Inc., TekInsight Services, Inc. and Data Systems Network Corporation.


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